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                                                                    EXHIBIT 10.6
                                                                    ------------

                                 ROBERT L. TOMZ

                              CONSULTING AGREEMENT

         This CONSULTING AGREEMENT (the "Agreement') dated as of December 7, 1998, between I-Storm, Inc., a Nevada corporation, and its wholly owned subsidiary, LVL Communications Corporation, a California corporation, (collectively, the "Company"), each with its principal place of business in the United States at 480 Cowper Street, Palo Alto, California, 94301 (herein called the "Company") and ROBERT L. TOMZ (herein called the "Consultant") residing at 4527 Silver Bell Circle, Castle Rock, CO 80104.

         1. RETENTION AND DESCRIPTION OF SERVICE. The Company hereby retains Consultant as the Vice President Finance and Chief Financial Officer of I-Storm Inc. reporting to the Company's President. Consultant will be responsible for management and supervision of all Company financial and administrative activities for the term of this Agreement, and the Consultant hereby accepts such assignment upon the terms and conditions hereinafter set forth. Consultant will perform services as an independent contractor with the customary and usual independence associated therewith, and the Consultant will not be deemed an employee of the Company.

         2. TERM. The term of this Agreement shall commence as of January 11, 1999 (the "Assignment Date") and shall continue in effect for a term of 12 months, unless earlier terminated in accordance with the provisions of Section 6 of this Agreement. Thereafter, this Agreement shall be automatically renewed on a year-to-year basis unless either party shall provide the other with notice in writing of the termination of this Agreement at least 60 days' prior to the expiration of this Agreement at the end of its original term or any renewal thereof For purposes of this Agreement, the "term of this Agreement" shall refer to the initial term and all renewal terms hereof In the event of tennination by the Company prior to the expiration of this Agreement at the end of

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         its original term or any renewal thereof, the Company shall pay the
         Consultant severance pay and benefits required by Section 6(e) of this Agreement unless termination by the Company is for a reason specified in Sections 6(a), 6(b) or 6(c) hereunder.

         3. COMPENSATION. For all services rendered by the Consultant under this Agreement, the Company shall pay the Consultant a base retainer and fringe benefits as follows:

                  (a) Cash Compensation: The Company shall pay the Consultant a base retainer during the term of this Agreement, payable semi-monthly, at the rate of $8,000 per month. Consultant will be eligible to receive a fiscal annual performance bonus of up to 50% of base retainer based upon achievement of reasonable and achievable Company goals as determined and approved in good faith by the Board of Directors of the Company to be paid no later than 30 days from the end of such year. Consultant shall be eligible for annual performance appraisal and merit increase. Company may, but is not obligated to, increase Consultant's retainer as Company deems appropriate.

                  (b) Stock Warrants: The Company shall grant the Consultant five-year exercisable warrants to purchase 168,000 (14,000 *
                  12) common shares of the Company at $2.00 per share, of which 168,000 shares shall vest ratably over a period of 12 months from the Assignment Date.

                  (c) Medical, Insurance, and Other Benefits: The Consultant shall at his option be entitled to participate in all Company's group fringe benefit plans or other group arrangements authorized and adopted from time to time. Consultant shall also receive such other benefits including vacation, holidays, and sick leave, as Company generally provides to its Consultants holding similar positions as that of Consultant.

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                  (d) Expenses: The Company shall either pay directly or
                  reimburse Consultant for reasonable travel, entertainment and other business expenses incurred by Consultant in the performance of his duties hereunder; provided that the incurring of such expenses shall be subject to such policies as shall be established by the Board of Directors of the Company from time to time, and Consultant shall submit to the Company such documentation to substantiate such expenses as the Company shall reasonably request.

         Nothing herein shall be deemed to preclude the Company from awarding additional compensation or benefits to Consultant during the term of this Agreement, upon approval of Company's Board of Directors, whether in the form of retainers, bonuses, additional fringe benefits, or otherwise.

         4. DUTIES. During the term of this Agreement, the Consultant hereby promises to perform and discharge faithfully the duties which may be assigned to him from time to time by the Board of Directors in connection with the conduct of its business so long as such duties are reasonably related to the Consultant's duties as an Executive Officer of the Company. Consultant will be responsible for all activities of the Company as determined by the President and as required of officers of the Company under applicable state and federal law, and will have all relevant executives and their respective subordinates report to him. Consultant is retained to actively serve on a three to four day a week basis as an executive officer of the Company.

         5. EXTENT OF SERVICES; OTHER INTERESTS. During the term of this Agreement, the Consultant shall devote his working time, attention and energies which are reasonably required for the performance of his duties and the business of the Company and shall travel as reasonably required to discharge the duties of his position with the Company as assigned by its President. The Consultant shall not during the term of this Agreement be engaged in any other business activities that are, or could potentially be, in competition with the business activities of the Company whether or not such business activities are pursued for gain, profit or other pecuniary advantage. Subject to the

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         foregoing, the Consultant may engage in investment, business, professional and continuing education activities so long as such activities do not substantially interfere with the performance of his duties as an Officer of the Company.

         6. TERMINATION. Payment of severance described in this Section 6 shall be paid no later than ten (10) days after becoming due.

                  (a) Death: In the event of Consultant's death during the term hereof, this Agreement shall terminate immediately and, except as expressly set forth in this paragraph, the Company shall have no further liability hereunder to Consultant or his estate. The Company shall continue to pay to Consultant's estate his retainer and continued stock option vesting for a period of three (3) months from and after the date of death during the term of this Agreement.

                  (b) Permanent Disability. In the event that Consultant becomes totally disabled during the term hereof and such total disability continues for a period in excess of ninety (90) days, whether consecutive or in the aggregate during any 12 month period, at the end of such period of disability the Consultant shall be considered as permanently disabled and this Agreement shall terminate immediately and, except as expressly set forth in this paragraph, the Company shall have no further liability hereunder to Consultant. The Company shall continue to pay to Consultant his retainer and continue stock option vesting for the period of disability and a period of two (2) months from and after the date of total disability commencing with the expiration of the first 90 day period of such disability as severance pay hereunder.

                  Consultant shall be considered as totally disabled if, and when because of injury, illness or physical or mental disability, he is prevented from effectively performing the duties of this Agreement. The determination of total disability shall be made by the Board of Directors of the Company, but said decision shall not be unreasonable or arbitrary and shall be supported by the opinion (at the

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                  Company's expense) of at least one licensed physician, unless
                  Consultant shall without justification fail to submit to the necessary physical or mental examinations. It is understood that Consultant's occasional sickness of short duration shall not result in Consultant being considered totally disabled, and Consultant shall continue to be compensated hereunder during such periods of occasional sickness so long as they shall not exceed the greater of twelve (12) days in a calendar year or the amount of sick leave available to an employee of the Company.

                  (c) Involuntary Termination for Cause. The Company may terminate this Agreement for cause. For the purposes of this Agreement, a termination for "cause" shall mean a termination resulting from a good faith and reasonable determination by the Company's Board of Directors that Consultant (i) has committed a felony or act of moral turpitude which would materially injure the Company or its reputation or, (ii) has intentionally or willfully and repeatedly breached his duties hereunder in a material respect and, if curable, has failed to cure the same within thirty (30) days after receiving written notice of such breach from the Board of the Company. Such notice must be given to Consultant following each claimed breach, whether or not curable. In the event of termination for cause, the Company shall have no further liability hereunder to Consultant from and after the date of such termination.

                  (d) Termination Without Cause. Termination of Consultant by the Company for any reason other than in paragraphs 6(a), 6(b), and 6(c) hereof shall be considered Termination Without Cause.

                  (e) Salary and Benefit Continuation Upon Termination Without Cause. Upon the Company's termination of Consultant for any reason whatsoever prior to the expiration of the original term or any annual renewal of the term of this Agreement, except for (i) termination upon death as set forth in paragraph 6(a) hereof; (ii) termination upon permanent disability as set forth in paragraph 6(b)


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                  hereof; or (iii) termination for cause pursuant to paragraph
                  6(c) hereof ("Termination for Cause"); or (iv) Consultant's voluntarily electing not to continue in the employment of the Company under conditions other than Constructive Discharge; then the Company within thirty (30) days after such termination, and in lieu of all other obligations, the Company hereunder, shall: 1) pay to Consultant a lump-sum payment equal to his then base salary and continue warrant vesting for a period equal to one (1) month; 2) provide Consultant, at Company's cost, with employment benefits consisting of life, health, dental and long-term disability insurance for a period of 12 months after termination; and 3) enter into a Post-termination Consulting Agreement as defined below in paragraph 6(f) hereof. Thereafter, any continuation of benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) will be at Consultant's cost.

                  (f) Post-termination Consulting Agreement. Upon the Termination Without Cause, the Consultant will hold himself available to provide consulting services to the Company for a period terminating one year after the Termination Date (the "Consulting Period"). Consultant will provide the consulting services only upon the request of the Company's President and for no more than ten hours per week at such times and places as are mutually convenient to Consultant and the Company. However, Consultant will perform those services at times and places that do not reasonably conflict with his responsibilities to his then current employer or as a self employed individual. Consultant will perform services as an independent contractor with the customary and usual independence associated therewith, and he will not be deemed an Consultant or agent of the Company or have the authority to bind, or to enter into any contract on behalf of, the Company, unless expressly authorized in writing to do so. The Company will pay Consultant a consulting fee of $150.00 per hour for each hour actually worked at the Company's request. If the Company's Board of Directors determines that Consultant will be providing "substantial services" to the Company during the Consulting Period, any warrant held by Consultant on

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                  the Termination Date, if not fully vested at the time, will continue to vest at the rate of 1/12 of the warrant grant per month during the Consulting Period provided that total vesting shall not exceed the original total shares granted under each stock warrant. Any warrant held by Consultant at the Termination Date will remain exercisable for the duration of the original five year exercisable period.

         7. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Consultant recognizes and acknowledges that the Company's trade secrets and proprietary processes as they may exist from time to time are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Consultant's duties hereunder. The Consultant will not during or after the term of his employment, disclose such secrets or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Consultant make use of any such secrets or processes for his own purposes or for the benefit of any person, firm, corporation, or other entity (except the Company) under any circumstances during or after the term of his employment; provided that, after the expiration of the term of his Agreement these, restrictions shall not apply to such secrets and processes which are then, or from time to time thereafter, in the public domain (provided that he was not responsible, directly or indirectly, for permitting such secrets or processes to enter the public domain without the Company's consent).

         8. COVENANT NOT TO COMPETE OR INTERFERE. With the exception of activities associated with the purchase and subsequent operation of the Company. Consultant agrees that during the term of this Agreement and for a period of one (1) year after the date of Termination under this Agreement, whichever occurs first; (a) Consultant shall not intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise between the Company and any customer, supplier, lessor or Consultant of the Company or any of its subsidiaries and (b) Consultant shall not as a sole proprietor or otherwise for his own account or as a partner, Consultant, officer, director, manager, agent, distributor, consultant, marketing representative, associate, investor or

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         otherwise (except as to a less than 5% interest in a public company listed on the Nasdaq, a national, or a regional exchange), directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, finance, work for, provide services to, advise, acquire, lease, operate, manage or invest in or permit his name to be used or employed in connection with any business which engages directly in competition with the Company. Consultant further agrees that the covenants and other provisions of this paragraph shall cover his activities in the whole of North America, Europe and Asia (the "Territory"). The parties hereto agree that the covenants contained in this paragraph (b) shall be construed as if the covenants are divided into separate and distinct covenants in respect of each of the products and services of the Company, each capacity in which the party is prohibited from competing, and each part of the world in which such competition is prohibited from taking place. The territorial restrictions contained in this Section 8 are properly required for the adequate protection of the Company and in the event any covenant or other provision contained this Section 8 shall be deemed to be illegal, unenforceable, or unreasonable by a court or other tribunal of competent jurisdiction. With respect to any part of the Territory or otherwise, such covenant or provision shall not be affected with respect to any other part of the Territory or otherwise, and each of the parties hereto agrees and submits to the reduction of said territorial restriction or other provisions to such an area or otherwise, as said court shall deem reasonable. The parties further agree that if any provision of this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the extent permitted by law.

         9. INVENTIONS. The Consultant hereby sells, transfers, and assigns to the Company, or to any person or entity designated by the Company, at of the entire right, title and interest of the Consultant in and to all inventions, ideas, disclosures, and improvements, whether patented or unpatented, and copyrightable material made or conceived by the Consultant, solely or jointly during the term hereof which relate to methods, apparatus, formulae, designs, products, processes or devices, sold, leased, used, or under consideration or development by the Company, or which otherwise relate to or pertain


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         to the business, functions, or operations of the Company. The
         Consultant agrees to communicate promptly and to disclose to the Company, in such form as the Consultant may be required to do so, all information, details, and data pertaining to the aforementioned inventions, ideas, disclosures, and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Consultant to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof.

         For the purposes of this Agreement, an invention shall be deemed to have been made during the term of Consultant's retainer if, during such period, the invention was conceived or first actually reduced to practice by the Company, and Consultant agrees that any patent application filed within one (1) year after termination of this employment shall be presumed to relate to an invention which was made during the term of Consultant's employment unless Consultant can provide satisfactory evidence to the contrary.

         10. INJUNCTIVE RELIEF. The parties hereto acknowledge that (a) the covenants and restrictions set forth in Sections 7, 8 and 9 of this Agreement are necessary, fundamental and required for the protection of the business of the Company, (b) such covenants and restrictions are material inducements to investors to enter into agreements to invest in the Company, and (c) a breach of any of such covenants and restrictions by Consultant will result in irreparable harm and damages to the Company which cannot be adequately compensated by a monetary award. Accordingly, in the event of breach or threatened breach of such provisions by Consultant, Consultant expressly agrees that the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin the Consultant from breaching any such covenant or provision or to specifically enforce the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

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         11. INSURANCE. The Company, at its election and for its benefit, may insure the Consultant against accidental loss or death and the Consultant shall submit to such physical examination and supply such information as may be required in connection therewith.

         12. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to his last known residence in the case of the Consultant or to its last known principal office in the case of the Company.

         13. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed by a waiver of any subsequent breach.

         14. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

         15. ASSIGNMENT. The rights and obligations of the parities under this Agreement shall inure to the benefit of and shall be binding upon the successors of such parties.

         16. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and supersedes all existing agreements between them. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, modification, extension or discharge is sought.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.


         CONSULTANT:
                                 ---------------------------
                                 Robert L. Tomz


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         COMPANY          I-STORM, INC


                          By:
                             --------------------------
                             Calbert Lai
                              President

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                                                                    EXHIBIT 10.6
                                                                    ------------
                                 ROBERT L. TOMZ
                              CONSULTING AGREEMENT
                               AMENDMENT NUMBER #1
                             DATED MARCH 19, 1999

         This Amendment Number #1 ("Amendment") dated as of March 19, 1999 refers to the Consulting Agreement ("Agreement") dated as of December 7, 1998 between I-Storm, Inc. and Robert L. Tomz and which is hereby attached. The primary substance of this Amendment is that Robert L. Tomz will no longer be an officer or acting officer of the Company effective March 19, 1999, which date is prior to any take-downs or actual closing of the Company's private placement of its Series C Preferred Stock. Accordingly, the paragraphs in the Agreement are hereby amended as follows:

PARAGRAPH 1 - RETENTION AND DESCRIPTION OF SERVICES. Effective March 19, 1999, the first two sentences of the paragraph no longer apply and are replaced with:
"The Company hereby retains Consultant as a Financial Advisor of I-Storm, Inc. reporting to the Company's President. Consultant will be responsible for advising the Company on certain financial and administrative activities of the Company for the term of this Agreement, and the Consultant hereby accepts such assignment upon the terms and conditions hereinafter set forth."

PARAGRAPH 3(a) - CASH COMPENSATION. Effective January 11, 1999, the first sentence is deleted in entirety and is replaced with: "The Company shall pay the Consultant a base retainer during the term of this Agreement, payable semi-monthly, at the rate of $15,000 per month."

PARAGRAPH 4-- DUTIES. Effective March 19, 1999, the first two sentences of the paragraph no longer apply and are replaced with: "During the term of this Agreement, the Consultant hereby promises to perform and discharge faithfully the duties which may be assigned to him from time to time by the President."

PARAGRAPH 5 -- EXTENT OF SERVICES; OTHER INTERESTS. Effective March 19, 1999, the words "an Officer" in the last sentence shall be amended to read "a Financial Advisor".

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the day first written above.


                                                      /s/ ROBERT L. TOMZ
CONSULTANT:                                           --------------------------
                                                      Robert L. Tomz


COMPANY:                                              I-Storm, Inc.

                                                      By /s/ CALBERT LAI
                                                         -----------------------
                                                          Calbert Lai, President